EXHIBIT 10.11

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN AGREEMENT

AGREEMENT made this first day of January, 2006 by and between The Aristotle Corporation, organized as a corporation under the laws of the State of Delaware (collectively with its divisions, subsidiaries or successors, “Aristotle”), and W. Phil Niemeyer, residing in the City of Fort Atkinson, State of Wisconsin (the “Executive”).

WITNESSETH THAT:

WHEREAS, the Executive has been employed by Aristotle and has acquired experience and knowledge of considerable value to Aristotle; and

WHEREAS, Aristotle, in order to retain the services of the Executive, is willing to provide post-retirement benefits and/or post-death benefits for his designated beneficiary as set out below.

WHEREAS, the Executive is willing to continue in the employ of Aristotle until his retirement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is agreed between the parties as follows:

ARTICLE 1

Definitions.

Average Annual Earnings – The highest annual average Earnings received during any five consecutive years during the last ten consecutive calendar years before termination of the Executive’s employment with Aristotle.  However, calendar years in which the Executive commences or terminates employment and works fewer than 1,000 hours will be excluded from this average.

Credited Service – Years of employment with Aristotle that are used in determining the Executive’s SERP Plan Benefit.  The Executive will earn one year of Credited Service for each year the Executive works at least 1,000 hours.

Minimum Net Worth – The stockholders’ equity of Aristotle (or its successor), as reported on the consolidated balance sheet of Aristotle (or its successor), prepared in conformity with U.S. generally accepted accounting principles, as of December 31 of any calendar year is at least $25,000,000.

Early Commencement Factor – The factor by which the SERP Plan Benefit is reduced if the Executive retires or otherwise terminates employment before Normal Retirement Date and elects his SERP Plan Benefit early.

Early Retirement Benefit – The SERP Plan Benefit which the Executive is entitled to receive following retirement before Normal Retirement Date, but after meeting the early retirement requirements of the SERP Plan.

Early Retirement Date – A date earlier than Normal Retirement Date on which the Executive elects to retire from Aristotle.  The Executive may elect to begin Early Retirement Benefits before his Normal Retirement Date.  Early Retirement Benefit payments that begin before Normal Retirement Date will typically be lower than benefits that begin at Normal Retirement Date to compensate for the fact that the Executive will receive benefit payments over a longer time period.

Earnings – Compensation received by the Executive from Aristotle in a calendar year, including bonuses and commissions, and amounts deferred by the Executive pursuant to an election under a qualified cash or deferred arrangement (401(k) plan) or under a cafeteria plan.  If the Executive is not employed throughout a full year, Earnings for that year will be annualized by dividing actual earnings for the year by the number of complete months of employment during the year and multiplying the result by 12.  For purposes of this determination, a month of employment is any month in which the Executive is employed for at least 15 days.  The yearly amount of Earnings that may be used in determining the SERP Plan Benefit cannot exceed the limit imposed on The Aristotle Corporation Pension Plan by the federal government.  For 2006, the limit is $220,000.

Frozen Benefit – The earned benefit payable to the Executive under the terms of The Aristotle Corporation Pension Plan, as frozen on December 31, 2005.

Late Retirement Date – A date later than the Normal Retirement Date, on which the Executive elects to begin SERP Plan Benefit payments.

Normal Retirement Date - If the Executive remains in the continuous employ of Aristotle, he shall retire from active employment with Aristotle on the first day of the calendar month coincidental with or next following the Executive’s 65th birthday, unless by action of the Aristotle Board of Directors this period of active employment shall be shortened or extended.

SERP Plan Benefit – The benefit payable from Aristotle to the Executive under the terms of this Agreement.

The Aristotle Pension Plan – The defined benefit plan, sponsored by Aristotle, which has accrued a retirement benefit for the Executive for prior years of service up to and including the year ended December 31, 2005.  At this date, the retirement benefits payable to the Executive have been frozen, and no additional benefit will be earned by the Executive under this plan for future years of service to Aristotle.

ARTICLE 2

Retirement Benefits.

If the Executive retires on his Normal Retirement Date, the SERP Plan Benefit payments will begin on the first day of the month which coincides with or follows that date.

The monthly SERP Plan Benefit is calculated as 1/12th of the sum of (1) plus (2), reduced by (3) below:

(1)

1.075% of the Average Annual Earnings multiplied by the years of Credited Service,

plus,

(2)

0.58% of the Average Annual Earnings in excess of $7,200 multiplied by the years of Credited Service, up to 35 years.  No more that 35 years are included in this part of the benefit calculation.

minus,

(3)

any Frozen Benefit payable to the Executive from The Aristotle Corporation Pension Plan  (As defined on Exhibit 1 attached herein).

Example:  If at the Normal Retirement Date, the Executive completed 20 years of Credited Service and the Average Annual Wage equals $65,000.

(1)  1.075%

x

$65,000

x

20 years =

$13,975

(2)  0.58%

x    ($65,000-7,200)

x

20 years =

    6,705

(3)  Frozen Benefit

  =

 - 5,000

SERP Plan Benefit

$15,680

Monthly SERP Plan Benefit

 $1,307

ARTICLE 3

Eligibility for Other Benefits.

The benefits provided hereunder shall be in addition to the Executive’s annual salary as determined by the Aristotle Board of Directors and shall not affect the right of the Executive to participate in any current or future Aristotle retirement plan or in any supplemental compensation arrangement which constitutes a part of Aristotle’s regular compensation structure, except that, for the years that this Agreement is in effect, the Executive will not be eligible to receive any Aristotle matching contributions to The Aristotle Corporation Retirement Savings Plan (“401(k) Plan”).  Notwithstanding anything herein to the contrary, nothing herein guarantees the employment of the Executive with Aristotle (or its successor), and any employment with Aristotle (or its successor) shall be at-will.

ARTICLE 4

Forms of Benefit Payment.

If the value of the SERP Plan Benefit is $5,000 or less at the time of retirement, the SERP Plan Benefit will be distributed in a single cash payment.  If the value of the SERP Plan Benefit is greater than $5,000, distribution of the SERP Plan Benefit can be made in the form of an annuity or a single sum cash payment.

(1)

Qualified Joint and Survivor Annuity

(2)

Years Certain and Life Annuity

(3)

Years Certain and Life Annuity with a Ten-Year Period Certain

(4)

Single Life Annuity

(5)

Social Security Adjustment Annuity

(6)

Single Sum Cash Payment

If the Executive is married and chooses a form of payment other than the Qualified Joint and Survivor Annuity, the spouse must consent to the choice in writing, and this written permission must be witnessed by a notary.  The spouse must consent to both a beneficiary other than him/herself and the optional form of payment.  Any future change of beneficiary designation and/or form of payment must again have the spouse’s consent.

ARTICLE 5

Preretirement Spouse Benefit

 If the Executive is married and dies before the commencement of benefit payments under this Agreement, the Executive’s spouse may be eligible to receive the Preretirement Spouse Benefit, in a manner similar to the Qualified Joint and Survivor Annuity which provides a benefit to the spouse if the Executive dies after the commencement of benefit payments.  The Executive’s spouse will be eligible to receive the Preretirement Spouse Benefit if all of the following conditions are met:

•

The Executive is married at the time of death.

•

The Executive is married to his spouse throughout the one-year period ending on the Executive’s date of death.

•

Retirement benefit payments under this Agreement have not yet commenced.

If these conditions are present, the Executive’s spouse will receive the same payments that would be received under a 50% Qualified Joint and Survivor Annuity had the Executive’s date of death been the Executive’s date of retirement.  As in the case of a Qualified Joint and Survivor Annuity, the benefit amount the Executive’s spouse receives will be based on the amount determined in Article 2 herein, adjusted for the Qualified Joint and Survivor Annuity form of payment, and adjusted by the Early Commencement Factor if payments start before Normal Retirement Date.

If the Executive is unmarried and dies before the commencement of benefit payments under this Agreement, no survivor benefit is payable.

ARTICLE 6

Disability.

If the Executive becomes disabled while actively employed, the Executive will receive a Disability Benefit, provided that:

*

The Executive has reached age 50, but not age 65.

*

The Executive has completed at least 15 years of Credited Service.

*

The Executive is receiving or is eligible to receive a Social Security disability benefit.

*

The Executive’s disability is not due to engaging in criminal enterprise, intentionally self-inflicted injury, military service or addiction to narcotics.

The Executive’s Disability Benefit will be the same as retirement benefit determined in Article 2 herein, based on the number of years of Credited Service at the time the Executive becomes disabled.  If the Executive is married at the time the Disability Benefit begins, the Disability Benefit will be adjusted to the amount the Executive would receive on the 50% Qualified Joint and Survivor Benefit form commencing on the Normal Retirement Date.  The Disability Benefit will begin after the later of (1) the date as of which the Executive’s Social Security Disability Benefits become payable or (2) the month in which the Executive makes a written application for the benefits.  The Disability Benefit will continue until the Executive’s Normal Retirement Date provided the Executive remains disabled until such date.  Benefits will cease if the Executive elects Early Retirement Benefit, or if the Executive refuses to undergo a medical examination are requested by Aristotle.  If the Executive is disabled at his Normal Retirement Date, his Disability Benefit will stop and the Normal Retirement Benefit will commence.

ARTICLE 7

Early Retirement.

The Executive may retire before his Normal Retirement Date if the Executive has reached age 55 and has at least 10 years of Credited Service.  Early Retirement Benefit payments may begin on the first day of the month coinciding with or following the month that the Executive ceases employment.  However, payments must begin no later than the Normal Retirement Date.

The Early Retirement Benefit calculation is basically the same as the Normal Retirement Benefit, but includes adjustments made by an Early Commencement Factor.  The Early Commencement Factor, based on the age at which the Executive first receives a benefit payment, reduces the monthly SERP Plan Benefit payment to account for the additional years of benefit payment.

Early Commencement Factors are shown in the table below.

Age When Benefits Begin	Early Commencement Factor	Age When Benefits Begin	Early Commencement Factor

55	44.8%	60	66.7%
56	49.6%	61	73.3%
57	54.4%	62	80.0%
58	59.2%	63	86.7%
59	63.3%	64	93.3%
		65	100.0%

ARTICLE 8

Late Retirement.

If the Executive continues to work after the Normal Retirement Date, the day on which the Executive eventually retires is the Late Retirement Date.  Benefits under this Agreement continue to accrue throughout the Executive’s employment with Aristotle.  Late Retirement Benefit payments must begin no later than the April 1 following the later of the year the Executive reaches age 70 ½ or the year of retirement.  The Late Retirement Benefit will be equal to the Normal Retirement Benefit, but calculated using the Credited Service and Earnings to the actual date of retirement.

ARTICLE 9

Termination of Employment.

This Agreement provides a retirement benefit for the Executive if employment with Aristotle terminates prior to the date the Executive is eligible to retire.  The SERP Plan Benefit earned as of the date of termination is calculated by the formula described in Article 2 above.  All benefits earned under this Agreement are 100% vested for the benefit of the Executive.

If the present value of the SERP Plan Benefit at the date of termination is greater than $5,000, payment of the SERP Plan Benefit will begin on the Normal Retirement Date.  If the present value of the SERP Plan Benefit is less than $5,000, the SERP Benefit will be paid to the Executive in a single sum cash payment within 30 days of the termination date.

ARTICLE 10

Minimum Net Worth.

In the event that the stockholders’ equity of Aristotle (or its successor), as reported on the consolidated balance sheet of Aristotle (or its successor), prepared in conformity with U.S. generally accepted accounting principles, as of December 31 of any calendar year during the term of this Agreement, is less than the Minimum Net Worth, the SERP Plan Benefit as of that date would, at the option of the Executive, be delivered by Aristotle to the Executive, within 30 days of the end of such calendar year, in the form of a benefit payment elected by the Executive from the payment options listed in Article 4.  Subsequent to such event, the SERP Plan Benefit continues to accrue to the benefit of the Executive under the terms of this Agreement.  At the option of the Executive, SERP Plan Benefits earned subsequent thereto will be distributed to the Executive within 30 days of the end of each calendar year, in which less than the Minimum Net Worth is reported on the consolidated balance sheet of Aristotle, in a form of payment elected by the Executive from the payment options listed in Article 4.

ARTICLE 11

Notices.

Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same.  If such notice, consent or demand is mailed to a party hereto, it shall be sent by the United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of Aristotle.  The date of such mailing shall be deemed the date of notice, consent or demand.

ARTICLE 12

Inurement of Benefits.

This Agreement shall be binding upon and inure to the benefit of Aristotle, its successors, and assigns and the Executive and his heirs, executors, administrators, and legal representatives.

ARTICLE 13

Amendment.

This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

ARTICLE 14

State Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Wisconsin.

IN WITNESS WHEREOF, Aristotle has caused this Agreement to be signed by its duly authorized officer, attested to by its Secretary, and the Executive has hereunto set his hand and seal, all on the day and year first written above.

ATTEST:

THE ARISTOTLE CORPORATON

/s/ H. William Smith

By: /s/ Steven B. Lapin

Secretary

Title: President and Chief Operating Officer

WITNESS:

/s/ Bonnie Beckard

/s/ W. Phil Niemeyer

Executive